EXHIBIT 99.1
*** FOR IMMEDIATE RELEASE ***
Saia, Inc. Reports Third-Quarter 2007 Earnings
Revenues were $248 million, an increase of 10 percent
JOHNS CREEK, Ga. – October 26, 2007 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported third-quarter 2007 results.
Third-Quarter 2007 Compared to Third-Quarter 2006 Results from Continuing Operations
•	Revenues were $248 million, an increase of 10 percent over the prior year.

•	Operating income was $12.7 million compared to $14.0 million in the prior year quarter.

•	Earnings per share were $0.43 vs. $0.52 in the prior year quarter.

•	Operating ratio was 94.9 vs. 93.8 in the prior year quarter.

•	LTL tonnage was up 9.5 percent over prior year as LTL shipments were up 11.5 percent with a 1.7 percent reduction in weight per shipment.

•	LTL yield was up approximately 1% over the prior year.
Additional points
•	Accident expense was $2.3 million, or $0.10 per share, higher than prior year due to increased severity.

•	Results included a pre-tax gain of $1.7 million from the sale of real estate.

•	Equity-based compensation was a benefit of $3.4 million, or $0.15 per share compared to an expense of $1.9 million, or $0.08 per share, in the prior year quarter.

•	On a pro-forma basis including results from The Connection Company and Madison Freight Systems acquisitions, tonnage decreased 7 percent. The tonnage decrease reflects a 2 percent decline in shipment count and a 5 percent decrease in weight per shipment.

•	Pro-forma yield increased 8 percent due primarily to the impact of mix changes (increasing length of haul and declining weight per shipment.)
“While acquisitions and expanded geography provided revenue growth, reduced bills per pick-up and weight per shipment challenge our ability to achieve targeted productivity and cost performance. Our margins were also impacted by accident severity and our commitment to service lanes to and from our expanded Midwest geography. While we are growing these lanes, we did not achieve targeted density and associated margins due primarily to the current economic environment,” said Rick O’Dell, president and chief executive officer.

Saia, Inc. Third-Quarter 2007 Earnings

“We believe our focus on growing business to achieve density benefits in our existing geography combined with cost management will allow us to improve margins over time. However, the current environment requires we better align costs, both fixed and variable, with volumes. Saia employees continue to prove their commitment and ability by providing excellent service to our customers,” continued O’Dell.
Year-to-Date 2007 Results Compared to Year-to-Date 2006 from Continuing Operations
•	Revenues were $732 million, an increase of 12 percent.

•	Operating income was $34.3 million, a decrease of 13 percent.

•	Net income was $16.4 million, a decrease of 20 percent.

•	Earnings per share were $1.15, a decrease of 17 percent.
Financial Position and Capital Expenditures
Total debt was $151.6 million at September 30, 2007 with net debt to total capital of 42.7 percent as a result of the Company’s $3.8 million cash balance at quarter end. This compares to total debt of $110.0 million with net debt to total capital of 32.8 percent at December 31, 2006.
During the quarter, Saia repurchased shares for $17.8 million and completed its $25 million authorized stock repurchase program.
Net capital expenditures from continuing operations for the nine months ended September 30, 2007 were $54.5 million.  This compares to $67.9 million in the prior year period.
Conference Call
The Company will hold a conference call to discuss these results today at 8:30 a.m. Eastern Time. To participate in the call, please dial 1-877-558-9192 or dial 706-758-1748 for international calls. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com. A replay of the call will be available two hours after the completion of the call through November 2, 2007. The replay is available by dialing 1-800-642-1687 or 706-645-9291 and using conference code 20306058.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia, and a network of 151 terminals, Saia employs 8,400 people. For more information, visit the Investors section at www.saia.com.

Saia, Inc. Third-Quarter 2007 Earnings

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; integration risks; indemnification obligations associated with the sale of Jevic Transportation, Inc.; the effect of ongoing litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with recent legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; dependence on key employees; inclement weather; labor relations; effectiveness of company-specific performance improvement initiatives; competitive initiatives and pricing pressures; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; the Company’s determination from time to time whether to purchase any shares under the repurchase program; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
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CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com 678.542.3910

Saia, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,771	$10,669
Accounts receivable	118,156	95,779
Prepaid expenses and other	33,213	27,236

Total current assets	155,140	133,684

PROPERTY AND EQUIPMENT:
Cost	564,849	518,052
Less: Accumulated depreciation	221,637	203,220

Net property and equipment	343,212	314,832

GOODWILL AND OTHER ASSETS	41,298	38,884

Total assets	$539,650	$487,400

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and checks outstanding	$41,765	$39,389
Wages and employees’ benefits	37,163	45,752
Other current liabilities	45,690	30,027
Current portion of long-term debt	12,793	11,356
Current liabilities of discontinued operations	—	117

Total current liabilities	137,411	126,641

OTHER LIABILITIES:
Long-term debt	138,840	98,628
Deferred income taxes	48,891	45,259
Claims, insurance and other	16,405	13,717

Total other liabilities	204,136	157,604

SHAREHOLDERS’ EQUITY:
Common stock	15	15
Additional paid-in capital	201,509	199,257
Treasury stock	(32,087)	(8,861)
Deferred compensation trust	(2,331)	(1,877)
Retained earnings	30,997	14,621

Total shareholders’ equity	198,103	203,155

Total liabilities and shareholders’ equity	$539,650	$487,400

Saia, Inc.
Consolidated Statements of Operations
For the Quarter and Nine Months Ended September 30, 2007 and 2006
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter		Nine Months
	2007	2006	2007	2006
OPERATING REVENUE	$247,823	$226,118	$732,412	$655,577

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	129,261	122,421	394,302	352,988
Purchased transportation	20,710	18,461	55,951	53,569
Fuel, operating expenses and supplies	58,699	48,997	165,002	142,660
Operating taxes and licenses	8,626	6,860	25,709	21,512
Claims and insurance	10,000	7,652	28,261	20,751
Depreciation and amortization	9,785	8,260	28,602	23,689
Operating gains, net	(1,911)	(857)	(2,134)	(1,181)
Integration charges	—	—	2,427	—
Restructuring charges	—	369	—	2,049

Total operating expenses	235,170	212,163	698,120	616,037

OPERATING INCOME	12,653	13,955	34,292	39,540

NONOPERATING EXPENSES:
Interest expense	2,644	2,241	7,200	7,142
Other, net	(60)	(569)	(339)	(782)

Nonoperating expenses, net	2,584	1,672	6,861	6,360

INCOME BEFORE INCOME TAXES	10,069	12,283	27,431	33,180
Income tax provision	4,120	4,602	11,055	12,616

INCOME FROM CONTINUING OPERATIONS	5,949	7,681	16,376	20,564
Loss from discontinued operations, net	—	2	—	(46,447)

NET INCOME (LOSS)	$5,949	$7,683	$16,376	$(25,883)

Average common shares outstanding — basic	13,651	14,612	14,006	14,557

Average common shares outstanding — diluted	13,861	14,906	14,242	14,874

Basic earnings per share-continuing operations	$0.44	$0.53	$1.17	$1.41
Basic loss per share-discontinued operations	—	—	—	(3.19)

Basic earnings (loss) per share	$0.44	$0.53	$1.17	$(1.78)

Diluted earnings per share-continuing operations	$0.43	$0.52	$1.15	$1.38
Diluted loss per share-discontinued operations	—	—	—	(3.12)

Diluted earnings (loss) per share	$0.43	$0.52	$1.15	$(1.74)

Saia, Inc.
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2007 and 2006
(Amounts in thousands)
(Unaudited)

	2007	2006
OPERATING ACTIVITIES:
Net cash from operating activities-continuing operations	$30,641	$45,386
Net cash from operating activities-discontinued operations	—	16,268

Net cash from operating activities	30,641	61,654

INVESTING ACTIVITIES:
Acquisition of property and equipment	(60,148)	(69,829)
Proceeds from disposal of property and equipment	5,674	1,959
Acquisition of business	(2,344)	—
Proceeds from sale of subsidiary	—	41,200
Net investment in discontinued operations	—	(5,359)

Net cash used in investing activities	(56,818)	(32,029)

FINANCING ACTIVITIES:
Proceeds from long-term debt	47,529	—
Repayment of long-term debt	(6,402)	(2,500)
Repurchase of common stock	(23,226)	—
Proceeds from stock option exercises	1,378	3,826

Net cash from financing activities	19,279	1,326

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(6,898)	30,951
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	10,669	16,865

CASH & CASH EQUIVALENTS, END OF PERIOD	$3,771	$47,816

Saia, Inc.
Financial Information
For the Quarter Ended September 30, 2007 and 2006
(Amounts in thousands)
(Unaudited)

					Third Quarter
		Third Quarter		%	Amount/Workday		%
		2007	2006	Change	2007	2006	Change
Workdays					63	63

Operating ratio		94.9	93.8

F/S Revenue	LTL	230,638	209,726	10.0	3,660.9	3,329.0	10.0
	TL	17,185	16,392	4.8	272.8	260.2	4.8
	Total	247,823	226,118	9.6	3,933.7	3,589.2	9.6

Revenue excluding	LTL	230,658	209,627	10.0	3,661.2	3,327.4	10.0
revenue recognition	TL	17,187	16,384	4.9	272.8	260.1	4.9
adjustment	Total	247,845	226,011	9.7	3,934.0	3,587.5	9.7

Tonnage	LTL	950	867	9.5	15.08	13.77	9.5
	TL	185	175	6.2	2.94	2.77	6.2
	Total	1,135	1,042	8.9	18.02	16.54	9.0

Shipments	LTL	1,739	1,559	11.5	27.60	24.75	11.5
	TL	25	24	3.8	0.40	0.38	4.2
	Total	1,764	1,583	11.4	28.00	25.13	11.4

Revenue/cwt.	LTL	12.14	12.09	0.4
	TL	4.64	4.69	(1.2)
	Total	10.92	10.85	0.6

Revenue/cwt.	LTL	10.49	10.40	0.8
(excluding fuel surcharge)	TL	4.55	4.61	(1.2)
	Total	9.52	9.43	0.9

Revenue/shipment	LTL	132.64	133.53	(0.7)
	TL	683.03	653.32	4.5
	Total	140.49	141.70	(0.9)

Pounds/shipment	LTL	1,093	1,112	(1.7)
	TL	14,727	14,398	2.3
	Total	1,287	1,316	(2.2)